Exhibit 99

PRESS RELEASE

For Immediate Release	Contact:
William E. Snell, Jr.
Franklin Financial Services Corporation
(717) 261-3665

Franklin Financial Announces Fourth Quarter Dividend

October 15, 2004

Chambersburg, PA

The Board of Directors of Franklin Financial Services Corporation declared a $.23 per share cash dividend for the fourth quarter of 2004. This represents a 9.5% increase over the $.21 per share cash dividend for the fourth quarter of 2003, when adjusted for the 5 for 4 stock split issued in the form of a 25% stock dividend to shareholders in June 2004.

On an adjusted basis, total cash dividends paid during 2004 will be $.88 per share, compared to $.82 per share paid during 2003, an increase of 7.3%. The fourth quarter cash dividend will be paid on November 26, 2004 to shareholders of record at the close of business on November 5, 2004.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of approximately $570 million. Its wholly-owned subsidiary, F&M Trust Company, has sixteen community banking offices located throughout Cumberland and Franklin Counties in Boiling Springs, Carlisle, Chambersburg, Mont Alto, Marion, Newville, Shippensburg and Waynesboro.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.